Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2026

McLean, VA, August 4, 2026: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third quarter ended June 30, 2026. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2026	March 31, 2026	Change	% Change
Total interest income	$24,294	$23,196	$1,098	4.7%
Total other income	201	2,796	(2,595)	(92.8)
Total expenses, net of credits	(13,490)	(14,154)	664	(4.7)

Net investment income	11,005	11,838	(833)	(7.0)
Net investment income per common share	0.49	0.52	(0.03)	(5.8)
Cash distribution per common share	0.45	0.45	0.00	0.0
Net realized gain (loss)	(20)	(570)	550	(96.5)
Net unrealized appreciation (depreciation)	3,014	4,779	(1,765)	(36.9)
Net increase (decrease) in net assets resulting from operations	13,270	15,459	(2,189)	(14.2)
Weighted average yield on interest-bearing investments	11.8%	11.8%	0.0%	0.0
Total invested	$82,090	$43,560	$38,530	88.5
Total repayments and net proceeds	40,226	46,306	(6,080)	(13.1)

As of:	June 30, 2026	March 31, 2026	Change	% Change
Total investments, at fair value	$953,326	$906,844	$46,482	5.1%
Fair value, as a percent of cost	98.4%	98.0%	0.4%	0.4
Net asset value per common share	$21.50	$21.36	$0.14	0.7

Third Fiscal Quarter 2026 Highlights:

•	Portfolio Activity: Invested $66.7 million in four new portfolio companies and $15.4 million in existing portfolio companies contributing to the net originations of $41.9 million.

•	Portfolio Yield: Maintained portfolio weighted average yield at 11.8% despite asset turnover contributing to increased net interest income.

•

Portfolio Performance: Net portfolio appreciation of $3.0 million ($0.13/share) as strong performers outnumbered decliners which included an increase in non-earning investments to five companies or $26.7 million or 3.1% of debt investments at fair value.

•	Expanded Capital Base: Closed on $60.0 million 7% note issue due December 2029 expanding Bank Line availability to more than $170 million.

Third Fiscal Quarter 2026 Results:

Interest income increased by $1.1 million, or 4.7%, for the quarter ended June 30, 2026, compared to the prior quarter ended March 31, 2026, driven primarily by an increase in the weighted average principal balance of our interest-bearing investment portfolio to $822.4 million during the quarter ended June 30, 2026, as compared to $794.0 million during the quarter ended March 31, 2026, an increase of $28.4 million, or 3.6%.

Other income decreased by $2.6 million quarter over quarter due to a one-time dividend and prepayment fee income received in the prior quarter versus no such amounts during the quarter ended June 30, 2026.

Total expenses decreased by $0.7 million, or 4.7%, quarter over quarter primarily due to a $0.8 million decrease in the net base management fee, driven by increased deal origination fees which are credited to the base management fee, and a $0.2 million decrease in the gross incentive fee, driven by lower pre-incentive fee net investment income quarter over quarter. These decreasing factors were offset by a $0.6 million increase in interest expense quarter over quarter. Interest expense on our Credit Facility increased $0.3 million quarter over quarter due to a $22.3 million increase in the weighted average balance outstanding, driven by new deal activity in the current quarter. Interest expense on our notes payable increased by $0.3 million quarter over quarter due to the issuance of our 7.0% Notes due 2029 in June 2026.

Net investment income for the quarter ended June 30, 2026 was $11.0 million, or $0.49 per share.

The net increase in net assets resulting from operations was $13.3 million, or $0.59 per share, for the quarter ended June 30, 2026, compared to $15.5 million, or $0.68 per share, for the quarter ended March 31, 2026. The current quarter increase in net assets resulting from operations was primarily driven by $11.0 million of net investment income and $3.0 million of net unrealized appreciation during the quarter.

Subsequent Events: Subsequent to June 30, 2026, the following significant events occurred:

•	Portfolio Activity:

•

In July 2026, our debt investment in Pan-Am Dental, LLC (“Pan-Am”) was refinanced. Our existing debt investment totaling $23.0 million was repaid at par, and we invested a total of $25.7 million in Pan-Am through new secured first lien debt and additional equity.

•	In July 2026, our investment in Imperative Holdings Corporation paid off, which resulted in a net realized gain on our common equity and the repayment of our debt investment of $11.0 million at par.

•	Distributions and Dividends Declared:

•	In July 2026, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
July 24, 2026	July 31, 2026	$0.15
August 18, 2026	August 31, 2026	0.15
September 21, 2026	September 30, 2026	0.15

	Total for the Quarter	$0.45

Record Date	Payment Date	Distribution per Series A Preferred Stock
July 28, 2026	August 5, 2026	$0.130208
August 26, 2026	September 4, 2026	0.130208
September 25, 2026	October 5, 2026	0.130208

	Total for the Quarter	$0.390624

Comments from Gladstone Capital’s CEO and President, Bob Marcotte: “The combination of strong lower middle market deal flow and prevailing spreads supported a solid increase in our core net interest income last quarter and is key to sustaining our distributions and delivering strong economic returns for our shareholders over the balance of 2026.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, August 5, 2026, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 12, 2026. To hear the replay, please dial (877) 660-6853 and use playback conference number 13760770. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2026, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.